As filed with the Securities and Exchange Commission on August 27, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________

THOMPSON CREEK METALS COMPANY INC.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	N/A

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

945 West Kenyon Avenue, Unit B Englewood, Colorado 80110-8135 (303) 761-8801

(Address of Principal Executive Offices, including Zip Code and Telephone Number)

THOMPSON CREEK METALS COMPANY INC. AMENDED INCENTIVE STOCK OPTION PLAN

(Full Title of the Plan)

Thompson Creek Metals Company USA 945 West Kenyon Avenue, Unit B Englewood, Colorado 80110-8135 (303) 761-8801

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock no par value issuable pursuant to the Thompson Creek Metals Company Inc. Amended Incentive Stock Option Plan	8,894,481	$15.10	$134,306,663.10	$5,278

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers (i) any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s common stock and (ii) any associated preferred stock purchase rights granted under any rights plan relating to the shares above.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the securities being registered hereby on the New York Stock Exchange on August 26, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

Each of the following documents of Thompson Creek Metals Company Inc. (the “Registrant” or the “Company”), as filed with the United States Securities and Exchange Commission (the “SEC”), is incorporated as of its respective date in this Registration Statement by reference:

(a)	The Registrant’s annual report on Form 40-F for the year ended December 31, 2007, filed with the SEC on April 1, 2008; and
(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Business Corporations Act (British Columbia) (the “Act”) establishes a two year limitation period in which to commence proceedings against a director for any breach of the Act. A director will be excused from liability where the director has relied in good faith on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the company’s auditor to fairly reflect the financial position of the company, (ii) the written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that, although forged, fraudulently made, or inaccurate, a court would consider that, if it had been genuine and accurate, it would have provided reasonable grounds for the actions of the director. Furthermore, under the Act, the articles of a company may provide for the transfer of powers and liabilities of the directors, in whole or in part, to other persons.

Under the Act, a company may indemnify a current or former director or officer against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and the expenses actually and reasonably incurred in, a proceeding in which such director or officer is or may be liable. Additionally, a company no longer has to get court approval for indemnification in most circumstances. However, the directors and officers have the right to go to court where the company refuses to grant indemnification. Under the Act, a company may pay the expenses of a director or an officer, as such expenses are incurred, during a proceeding against him or her so long as the company receives a written undertaking that, if the proceeding is ultimately determined against the director or officer (i.e. it is determined he or she did not act honestly and in good faith with a view to the best interests of the company or, in the case of a proceeding other than a civil proceeding, he or she did not have reasonable grounds for believing their conduct was lawful), the director or officer will repay the company the money advanced.

A policy of directors’ and officers’ liability insurance is maintained by the Company which insures directors and officers and former directors and officers and persons who act or acted at the Company’s request as a director or officer of a corporation in which the Company is or was a shareholder or creditor, and their respective heirs and legal representatives for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the Articles of the Company and the British Columbia Business Corporations Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.
	Exhibit No.	Description
4.1

Thompson Creek Metals Company Inc. Amended Incentive Stock Option Plan (incorporated by reference to Exhibit 99.30 to the Registrant’s Registration Statement on Form 40-F filed with the SEC on October 30, 2007).

	4.2	Articles of Continuance of Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the SEC on August 27, 2008).
	5.1	Opinion (including consent) of Goodmans as to the legality of the securities being offered.
	23.1	Consent of PricewaterhouseCoopers LLP, Chartered Accountants
	23.2	Consent of Goodmans (included in Exhibit 5.1)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)        That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, Colorado, this 27th day of August, 2008.

THOMPSON CREEK METALS COMPANY INC.

By: /s/ Kevin Loughrey

Name: Kevin Loughrey

Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Kevin Loughrey Kevin Loughrey	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 27, 2008
/s/ Ian J. McDonald Ian J. McDonald	Vice-Chairman and Director	August 27, 2008
/s/ Denis C. Arsenault Denis C. Arsenault	Director	August 27, 2008
/s/ James L. Freer James L. Freer	Director	August 27, 2008
/s/ James P. Geyer James P. Geyer	Director	August 27, 2008
/s/ Timothy J. Haddon Timothy J. Haddon	Director	August 27, 2008
/s/ Kerry J. Knoll Kerry J. Knoll	Director	August 27, 2008
/s/ Thomas J. O’Neil Thomas J. O’Neil	Director	August 27, 2008
/s/ T. Derek Price T. Derek Price	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	August 27, 2008

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States on this 27th day of August, 2008.

By: /s/ Wendy Cassity

Name: Wendy Cassity

Title: Authorized Representative

EXHIBIT INDEX

Exhibit No.	Description
4.1

Thompson Creek Metals Company Inc. Amended Incentive Stock Option Plan (incorporated by reference to Exhibit 99.30 to the Registrant’s Registration Statement on Form 40-F filed with the SEC on October 30, 2007).

4.2	Articles of Continuance of Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the SEC on August 27, 2008).
5.1	Opinion (including consent) of Goodmans as to the legality of the securities being offered.
23.1	Consent of PricewaterhouseCoopers LLP, Chartered Accountants
23.2	Consent of Goodmans (included in Exhibit 5.1)